Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between Gregg Winiarski (“Executive”) and IAC/InterActiveCorp, a Delaware corporation (the “Company”), and is effective February 26, 2010 (the “Effective Date”).

WHEREAS, the Company desires to establish its right to the services of Executive, in the capacity described below, on the terms and conditions hereinafter set forth, and Executive is willing to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive and the Company have agreed and do hereby agree as follows:

1A.                             EMPLOYMENT.  During the Term (as defined below), the Company shall employ Executive, and Executive shall be employed, as Senior Vice President, General Counsel and Secretary; provided that Executive’s designation as Secretary shall be effective upon his appointment to such office by the Company’s Board of Directors.  During Executive’s employment with the Company, Executive shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Executive’s position and shall render such services on the terms set forth herein.  During Executive’s employment with the Company, Executive shall report directly to such officer(s) of the Company with a title of Executive Vice President or higher as from time to time may be designated by the Company; provided that any such Executive Vice President reports to the Chairman and CEO or Vice Chairman of the Company (hereinafter referred to as the “Reporting Officer”).  Executive shall have such powers and duties with respect to the Company as may reasonably be assigned to Executive by the Reporting Officer, to the extent consistent with Executive’s position.  Executive agrees to devote all of Executive’s working time, attention and efforts to the Company and to perform the duties of Executive’s position in accordance with the Company’s policies as in effect from time to time.

2A.                             TERM.  This Agreement shall commence on the Effective Date and shall continue for a period of one (1) year.  This Agreement shall automatically be renewed for successive one-year periods in perpetuity unless one party hereto provides written notice to the other, at least ninety (90) days prior to the end of the then current one-year employment period, that it elects not to extend this Agreement, which notice shall be irrevocable (any such notice, a “Non-Renewal Notice”).  The period beginning on the date hereof and ending on the first anniversary hereof or, if the Agreement is renewed pursuant to the prior sentence, the last day of the last one-year renewal period, shall be referred to hereinafter as the “Term”.

Notwithstanding anything to the contrary in this Section 2A, Executive’s employment hereunder may be terminated in accordance with the provisions of Section 1 of the Standard Terms and Conditions attached hereto.

3A.                             COMPENSATION.

(a)                                  BASE SALARY.  During the period that Executive is employed with the Company hereunder, the Company shall pay Executive an annual base salary of $375,000 (the “Base Salary”), payable in equal biweekly installments (or, if different, in accordance with the Company’s payroll practice as in effect from time to time).  The Base Salary may be increased from time to time in the discretion of the Company.  For all purposes under this Agreement, the term “Base Salary” shall refer to the Base Salary as in effect from time to time.

(b)                                 DISCRETIONARY BONUS AND EQUITY AWARDS.  During the period that Executive is employed with the Company hereunder, Executive shall be eligible to receive discretionary annual bonuses and equity awards.

(c)                                  BENEFITS.  From the Effective Date through the date of termination of Executive’s employment with the Company for any reason, Executive shall be entitled to participate in any welfare, health and life insurance and pension benefit programs as may be adopted from time to time by the Company on the same basis as that provided to similarly situated employees of the Company.  Without limiting the generality of the foregoing, Executive shall be entitled to the following benefits:

(i)                                     Reimbursement for Business Expenses.  During the period that Executive is employed with the Company hereunder, the Company shall reimburse Executive for all reasonable, necessary and documented expenses incurred by Executive in performing Executive’s duties for the Company, on the same basis as similarly situated employees and in accordance with the Company’s policies as in effect from time to time.

(ii)                                  Vacation.  During the period that Executive is employed with the Company hereunder, Executive shall be entitled to paid vacation each year, in accordance with the plans, policies, programs and practices of the Company applicable to similarly situated employees of the Company generally.

4A.                             NOTICES.  All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested, or by hand delivery, or by overnight delivery by a nationally recognized carrier, in each case to the applicable address set forth below, and any such notice is deemed effectively given when received by the recipient (or if receipt is refused by the recipient, when so refused):

If to the Company:	IAC/InterActiveCorp
555 West 18th Street
New York, New York 10011
Attention: Chief Executive Officer

If to Executive:	At the most recent address of file for Executive at IAC

Either party may change such party’s address for notices by notice duly given pursuant hereto.

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5A.                             GOVERNING LAW; JURISDICTION.  This Agreement and the legal relations thus created between the parties hereto (including, without limitation, any dispute arising out of or related to this Agreement) shall be governed by and construed under and in accordance with the internal laws of the State of New York without reference to its principles of conflicts of laws.  Any such dispute will be heard and determined before an appropriate federal court located in the State of New York in New York County, or, if not maintainable therein, then in an appropriate New York state court located in New York County, and each party hereto submits itself and its property to the non-exclusive jurisdiction of the foregoing courts with respect to such disputes.  The parties hereto acknowledge and agree that this Agreement was executed and delivered in the State of New York, that the Company is headquartered in New York City and that, in the course of performing duties hereunder for the Company, Executive shall have multiple contacts with the business and operations of the Company, as well as other businesses and operations in the State of New York, and that for those and other reasons this Agreement and the undertakings of the parties hereunder bear a reasonable relation to the State of New York.  Each party hereto (i) agrees that service of process may be made by mailing a copy of any relevant document to the address of the party set forth above, (ii) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the courts referred to above on the grounds of inconvenient forum or otherwise as regards any dispute between the parties hereto arising out of or related to this Agreement, (iii) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the laying of venue in the courts referred to above as regards any dispute between the parties hereto arising out of or related to this Agreement and (iv) agrees that a judgment or order of any court referred to above in connection with any dispute between the parties hereto arising out of or related to this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

6A.                             COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

7A.                             STANDARD TERMS AND CONDITIONS.  Executive expressly understands and acknowledges that the Standard Terms and Conditions attached hereto are incorporated herein by reference, deemed a part of this Agreement and are binding and enforceable provisions of this Agreement.  References to “this Agreement” or the use of the term “hereof” shall refer to this Agreement and the Standard Terms and Conditions attached hereto, taken as a whole.

8A.                             SECTION 409A OF THE INTERNAL REVENUE CODE.

(a)                                  This Agreement is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder (“Section 409A”).  It is intended that any amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code.  This Agreement shall be construed and interpreted consistent with that intent.

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(b)                                 To the extent that any reimbursement pursuant to this Agreement is taxable to Executive, Executive shall provide the Company with documentation of the related expenses promptly so as to facilitate the timing of the reimbursement payment contemplated by this Section 8(b), and any reimbursement payment due to Executive pursuant to such provision shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred.  Such reimbursement obligations pursuant to this Agreement are not subject to liquidation or exchange for another benefit and the amount of such benefits that Executive receives in one taxable year shall not affect the amount of such benefits that Executive receives in any other taxable year.

[The Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Agreement on February 26, 2010.

IAC/InterActiveCorp

/s/ Victor Kaufman
By:	Victor Kaufman
Title:	Vice Chairman

/s/ Gregg Winiarski
Gregg Winiarski

STANDARD TERMS AND CONDITIONS

1.                                       TERMINATION OF EXECUTIVE’S EMPLOYMENT.

(a)                                  DEATH.  In the event Executive’s employment hereunder is terminated by reason of Executive’s death, the Company shall pay Executive’s designated beneficiary or beneficiaries, within thirty (30) days of Executive’s death in a lump sum in cash, (i) Executive’s Base Salary through the end of the month in which death occurs and (ii) any other Accrued Obligations (as defined in Section 1(f) below).

(b)                                 DISABILITY.  If, as a result of Executive’s incapacity due to physical or mental illness (“Disability”), Executive shall have been absent from the full-time performance of Executive’s duties with the Company for a period of four (4) consecutive months and, within thirty (30) days after written notice is provided to Executive by the Company (in accordance with Section 4A hereof), Executive shall not have returned to the full-time performance of Executive’s duties, Executive’s employment under this Agreement may be terminated by the Company for Disability.  During any period prior to such termination during which Executive is absent from the full-time performance of Executive’s duties with the Company due to Disability, the Company shall continue to pay Executive’s Base Salary at the rate in effect at the commencement of such period of Disability, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company.  Upon termination of Executive’s employment due to Disability, the Company shall pay Executive within thirty (30) days of such termination (i) Executive’s Base Salary through the end of the month in which termination occurs in a lump sum in cash, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company; and (ii) any other Accrued Obligations (as defined in Section 1(f) below).

(c)                                  TERMINATION FOR CAUSE OR RESIGNATION WITHOUT GOOD REASON.  Executive may voluntarily terminate his employment hereunder other than for Good Reason (as defined below) at any time prior to the expiration of the Term.  Upon the termination of Executive’s employment by the Company for Cause (as defined below), or by Executive other than for Good Reason, the Company shall have no further obligation hereunder, except for the payment of any Accrued Obligations (as defined in Section 1(f) below).  As used herein, “Cause” shall mean:  (i) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by Executive; provided, however, that after indictment, the Company may suspend Executive from the rendition of services, but without limiting or modifying in any other way the Company’s obligations under this Agreement; provided, further, that Executive’s employment shall be immediately reinstated if the indictment is dismissed or otherwise dropped and there is not otherwise grounds to terminate Executive’s employment for Cause; (ii) a material breach by Executive of a fiduciary duty owed to the Company; (iii) a material breach by Executive of any of the covenants made by Executive in Section 2 hereof; (iv) Executive’s continued willful or gross neglect of the material duties required by this Agreement; or (v) a material violation by Executive of any Company policy pertaining to ethics, wrongdoing or conflicts of interest, which policy had been disseminated to Executive or otherwise made generally available prior to such violation; provided, that in the case of conduct described in clauses (iii), (iv) or (v) above which is capable of being cured, Executive shall have a period of ten (10) days after Executive is provided with written notice in which to cure, which notice specifically identifies the breach, the nature of the willful or gross neglect, or the violation that the Company believe constitutes Cause.

(d)                                 TERMINATION BY THE COMPANY OTHER THAN FOR DEATH, DISABILITY OR CAUSE OR RESIGNATION BY EXECUTIVE FOR GOOD REASON.  If Executive’s employment hereunder is terminated prior to the expiration of the Term by the Company for any reason other than Executive’s death or Disability or for Cause, or if Executive terminates his employment hereunder prior to the expiration of the Term for Good Reason, then

(i)                                     the Company shall pay to Executive an amount equal to the Base Salary that would be paid for twelve (12) months from the date of such termination (the “Severance Period”);

(ii)                                  the Company shall pay Executive within thirty (30) days of the date of such termination in a lump sum in cash any Accrued Obligations (as defined in Section 1(f) below);

(iii)                               any compensation awards of Executive based on, or in the form of, Company equity (e.g. restricted stock, restricted stock units, stock options or similar instruments) that are outstanding and unvested at the time of such termination but which would, but for a termination of employment, have vested during the Severance Period shall vest as of the date of such termination of employment; provided that any outstanding award with a vesting schedule that would, but for a termination of employment, have resulted in a smaller percentage (or none) of the award being vested through the end of the Severance Period than if it vested annually pro rata over its vesting period shall, for purposes of this provision, be treated as though it vested annually pro rata over its vesting period (e.g., if 100 RSUs were granted 2.7 years prior to the date of termination and vested pro rata on the first five anniversaries of the grant date and 100 RSUs were granted 1.7 years prior to the date of termination and vested on the fifth anniversary of the grant date, then on the date of termination 20 RSUs from the first award and 40 RSUs from the second award would vest); and provided further that any amounts that would vest under this provision but for the fact that outstanding performance conditions have not been satisfied shall vest only if, and at such point as, such performance conditions are satisfied; and

(iv)                              any then vested options of Executive (including options vesting as a result of (iii) above) to purchase Company equity, shall remain exercisable through the date that is eighteen months following the date of such termination or, if earlier, through the scheduled expiration date of such options.

The payment to Executive of the severance benefits described in Section 1(d)(i) shall be subject to Executive’s execution and non-revocation of a general release of the Company and its affiliates, in a form substantially similar to that used for similarly situated executives of the Company and its affiliates, such general release to be executed and promptly delivered to the Company (and in no event later than 21 days following Executive’s termination of employment, or such longer period as may be required by applicable law) and Executive’s compliance with the restrictive covenants set forth in Section 2 hereof.  Any severance benefits due to Executive pursuant to Section 1(d)(i) shall be paid in equal biweekly installments (or, if different, in accordance with the Company’s payroll practice as in effect from time to time) over the course of a period of twelve (12) months beginning in the second month following the month in which Employee’s Separation from Service (as such term is defined below) took place.

For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without Executive’s prior written consent:  (A) the material diminution in Executive’s Base Salary, (B) a material adverse change in reporting structure such that Executive is no longer reporting to the Reporting Officer, (C) a material adverse change in Executive’s title, duties or level of responsibilities as compared to those existing as of the Effective Date, excluding for this purpose any such change that is an isolated and inadvertent action not taken in bad faith but including any circumstance under which the Company is no longer publicly traded and is controlled by another company, or (D) the material relocation of Executive’s principal place of employment from the location in effect as of the Effective Date (e.g., outside of the greater New York City metropolitan area); provided, that in no event shall Executive’s resignation be for “Good Reason” unless (x) an event or circumstance set forth in clauses (A), (B), (C) or (D) shall have occurred and Executive provides the Company with written notice thereof within thirty (30) days after Executive has initial knowledge of the occurrence or existence of such event or circumstance, which notice specifically identifies the event or circumstance that Executive believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within thirty (30) days after the receipt of such notice, and (z) Executive resigns within ninety (90) days after the date of delivery of the notice referred to in clause (x) above.

(e)                                  OFFSET.  If Executive obtains other employment during the period of time in which the Company is required to make payments to Executive pursuant to Section 1(d)(i) above, the amount of any such remaining payments to be provided to Executive shall be reduced by the amount of compensation earned by Executive from such other employment through the end of such period (provided that for purposes of calculating which portion of the payments made under Section 1(d)(i) are subject to reduction, any delay in the Company making payments by virtue of Sections 1(d) or 6 shall not be taken into account).  For purposes of this Section 1(e), Executive shall have an obligation to inform the Company regarding Executive’s employment status following termination and during the period of time in which the Company is making payments to Executive under Section 1(d)(i) above.

(f)                                    ACCRUED OBLIGATIONS.  As used in this Agreement, “Accrued Obligations” shall mean the sum of (i) any portion of Executive’s accrued but unpaid Base Salary through the date of death or termination of employment for any reason, as the case may be; (ii) any compensation previously earned but deferred by Executive (together with any interest or earnings thereon) that has not yet been paid and that is not otherwise to be paid at a later date pursuant to the executive deferred compensation plan of the Company, if any, and (iii) any reimbursements that Executive is entitled to receive under Section 3A(c)(i) of the Agreement.

(g)                                 NOTICE OF NON-RENEWAL.  If the Company delivers a Non-Renewal Notice to Executive then, provided Executive’s employment hereunder continues through the expiration date then in effect, effective as of such expiration date the Company and Executive shall have the same rights and obligations hereunder as they would if the Company had terminated Executive’s employment hereunder prior to the end of the Term for any reason other than Executive’s death, Disability or Cause.

2.                                       CONFIDENTIAL INFORMATION; NON-SOLICITATION; AND PROPRIETARY RIGHTS.

(a)                                  CONFIDENTIALITY.  Executive acknowledges that, while employed by the Company, Executive will occupy a position of trust and confidence.  The Company, its subsidiaries and/or affiliates shall provide Executive with “Confidential Information” as referred to below.  Executive shall not, except as may be required to perform Executive’s duties hereunder or as required by applicable law, without limitation in time, communicate, divulge, disseminate, disclose to others or otherwise use, whether directly or indirectly, any Confidential Information regarding the Company and/or any of its subsidiaries and/or affiliates.

“Confidential Information” shall mean information about the Company or any of its subsidiaries or affiliates, and their respective businesses, employees, consultants, contractors, clients and customers that is not disclosed by the Company or any of its subsidiaries or affiliates for financial reporting purposes or otherwise generally made available to the public (other than by Executive’s breach of the terms hereof) and that was learned or developed by Executive in the course of employment by the Company or any of its subsidiaries or affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information.  Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its subsidiaries or affiliates, and that such information gives the Company and its subsidiaries or affiliates a competitive advantage.  Executive agrees to deliver or return to the Company, at the Company’s request at any time or upon termination or expiration of Executive’s employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company and its subsidiaries or affiliates or prepared by Executive in the course of Executive’s employment by the Company and its subsidiaries or affiliates.  As used in this Agreement, “subsidiaries” and “affiliates” shall mean any company controlled by, controlling or under common control with the Company.

(b)                                 NON-COMPETITION.  In consideration of this Agreement, and for other good and valuable consideration provided hereunder, the receipt and sufficiency of which are hereby acknowledged by Executive, Executive hereby agrees and covenants that, during Executive’s employment with the Company and for a period of (12) twelve months thereafter, Executive shall not, without the prior written consent of the Company, directly or indirectly, engage in or become associated with a Competitive Activity.  For purposes of this Section 2(b), (i) a “Competitive Activity” means any business or other endeavor involving products or services that are the same or similar to products or services (the “Company Products or Services”) that any business of the Company is engaged in providing as of the date hereof or at any time during the Term, provided such business or endeavor is in the United States, or in any foreign jurisdiction in which the Company provides, or has provided during the Term, the relevant

Company Products or Services, and (ii) Executive shall be considered to have become “associated with a Competitive Activity” if Executive becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, member, advisor, lender, consultant or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity.  Notwithstanding anything else in this Section 2(b), (i) Executive may become employed by a partnership, corporation or other organization that is engaged in a Competitive Activity so long as Executive has no direct or indirect responsibilities or involvement in the Competitive Activity, (ii) Executive may own, for investment purposes only, up to five percent (5%) of the outstanding capital stock of any publicly-traded corporation engaged in a Competitive Activity if the stock of such corporation is either listed on a national stock exchange or on the NASDAQ National Market System and if Executive is not otherwise affiliated with such corporation, (iii) if Executive’s employment hereunder is terminated by the Company for any reason other than Executive’s death, Disability or Cause, or by Executive for Good Reason, then the restrictions contained in this Section 2(b) shall lapse, and (iv) Executive shall only be subject to the restrictions contained in this Section 2(b) to the extent the activity that would otherwise be prohibited by this section poses a reasonable competitive threat to the Company, which determination shall be made by the Company in good faith.

(c)                                  NON-SOLICITATION OF EMPLOYEES.  Executive recognizes that he will possess Confidential Information about other employees, consultants and contractors of the Company and its subsidiaries or affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of the Company and its subsidiaries or affiliates.  Executive recognizes that the information he will possess about these other employees, consultants and contractors is not generally known, is of substantial value to the Company and its subsidiaries or affiliates in developing their respective businesses and in securing and retaining customers, and will be acquired by Executive because of Executive’s business position with the Company.  Executive agrees that, during Executive’s employment hereunder and for a period of eighteen (18) months thereafter, Executive will not, directly or indirectly, hire or solicit or recruit any employee of (i) the Company and/or (ii) its subsidiaries and/or affiliates with whom Executive has had direct contact during his employment hereunder, in each case, for the purpose of being employed by Executive or by any business, individual, partnership, firm, corporation or other entity on whose behalf Executive is acting as an agent, representative or employee and that Executive will not convey any such Confidential Information or trade secrets about employees of the Company or any of its subsidiaries or affiliates to any other person except within the scope of Executive’s duties hereunder.  Notwithstanding the foregoing, Executive is not precluded from soliciting any individual who (i) responds to any public advertisement or general solicitation or (ii) has resigned or been terminated by the Company prior to the solicitation.

(d)                                 NON-SOLICITATION OF BUSINESS PARTNERS.  During Executive’s employment hereunder, and for a period of eighteen (18) months thereafter, Executive shall not, without the prior written consent of the Company, persuade or encourage any business partners or business affiliates of (i) the Company and/or (ii) any of its subsidiaries and/or affiliates with whom Executive has direct contact during his employment hereunder, in each case, to cease doing business with the Company and/or any of its subsidiaries and/or affiliates or to engage in any business competitive with the Company and/or its subsidiaries and/or affiliates.

(e)                                  PROPRIETARY RIGHTS; ASSIGNMENT.  All Employee Developments (defined below) shall be considered works made for hire by Executive for the Company or, as applicable, its subsidiaries or affiliates, and Executive agrees that all rights of any kind in any Employee Developments belong exclusively to the Company.  In order to permit the Company to exploit such Employee Developments, Executive shall promptly and fully report all such Employee Developments to the Company.  Except in furtherance of his obligations as an employee of the Company, Executive shall not use or reproduce any portion of any record associated with any Employee Development without prior written consent of the Company or, as applicable, its subsidiaries or affiliates.  Executive agrees that in the event actions of Executive are required to ensure that such rights belong to the Company under applicable laws, Executive will cooperate and take whatever such actions are reasonably requested by the Company, whether during or after the Term, and without the need for separate or additional compensation.  “Employee Developments” means any idea, know-how, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work of authorship, whether developed, conceived or reduced to practice during or following the period of employment, that (i) concerns or relates to the actual or anticipated business, research or development activities, or operations of the Company or any of its subsidiaries or affiliates, or (ii) results from or is suggested by any undertaking assigned to Executive or work performed by Executive for or on behalf of the Company or any of its subsidiaries or affiliates, whether created alone or with others, during or after working hours, or (iii) uses, incorporates or is based on Company equipment, supplies, facilities, trade secrets or inventions of any form or type.  All Confidential Information and all Employee Developments are and shall remain the sole property of the Company or any of its subsidiaries or affiliates.  Executive shall acquire no proprietary interest in any Confidential Information or Employee Developments developed or acquired during the Term.  To the extent Executive may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Employee Development, Executive hereby assigns and covenants to assign to the Company all such proprietary rights without the need for a separate writing or additional compensation.  Executive shall, both during and after the Term, upon the Company’s request, promptly execute, acknowledge, and deliver to the Company all such assignments, confirmations of assignment, certificates, and instruments, and shall promptly perform such other acts, as the Company may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company’s rights in Confidential Information and Employee Developments.

(f)                                    COMPLIANCE WITH POLICIES AND PROCEDURES.  During the period that Executive is employed with the Company hereunder, Executive shall adhere to the policies and standards of professionalism set forth in the Company’s Policies and Procedures as they may exist from time to time.

(g)                                 SURVIVAL OF PROVISIONS.  The obligations contained in this Section 2 shall, to the extent provided in this Section 2, survive the termination or expiration of Executive’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement.  If it is determined by a court of competent jurisdiction that any restriction in this Section 2 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by applicable law.

3.                                       TERMINATION OF PRIOR AGREEMENTS.  Except for any agreements between Executive and the Company relating to currently outstanding equity awards as of the date of this Agreement (which remain outstanding), this Agreement constitutes the entire agreement between the parties and, as of the Effective Date, terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement.  Executive acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, Executive has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement.

4.                                       ASSIGNMENT; SUCCESSORS.  This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder; provided, that the Company may assign this Agreement to, or allow any of its obligations to be fulfilled by, or take actions through, any affiliate of the Company (which affiliate clearly has sufficient assets to satisfy the Company’s obligations under this Agreement) and, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company (a “Transaction”) with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and in the event of any such assignment or Transaction, all references herein to the “Company” shall refer to the Company’s assignee or successor hereunder.

5.                                       WITHHOLDING.  The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Executive hereunder, as may be required from time to time by applicable law, governmental regulation or order.

6.                                       SECTION 409A.

(a)                                  For purposes of this Agreement, a “Separation from Service” occurs when Executive dies, retires or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

(b)                                 If Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Executive’s Separation from Service, Executive shall not be entitled to any payment or benefit pursuant to clause (i) of Section 1(d) until the earlier of (i) the date which is six (6) months after his Separation from Service for any reason other than death, or (ii) the date of Executive’s death.  The provisions of this Section 6(b) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section

409A.  Any amounts otherwise payable to Executive upon or in the six (6) month period following Executive’s Separation from Service that are not so paid by reason of this Section 6(b) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Executive’s death).

(c)                                  It is intended that any amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code.  This Agreement shall be construed and interpreted consistent with that intent.

7.                                       HEADING REFERENCES.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.  References to “this Agreement” or the use of the term “hereof” shall refer to these Standard Terms and Conditions and the Employment Agreement attached hereto, taken as a whole.

8.                                       REMEDIES FOR BREACH.  Executive expressly agrees and understands that Executive will notify the Company in writing of any alleged breach of this Agreement by the Company, and the Company will have thirty (30) days from receipt of Executive’s notice to cure any such breach.  Executive expressly agrees and understands that in the event of any termination of Executive’s employment by the Company during the Term, the Company’s contractual obligations to Executive shall be fulfilled through compliance with its obligations under Section 1 of the Standard Terms and Conditions.

Executive expressly agrees and understands that the remedy at law for any breach by Executive of Section 2 of the Standard Terms and Conditions will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms.  Accordingly, it is acknowledged that, upon Executive’s violation of any provision of such Section 2, the Company shall be entitled to obtain from any court of competent jurisdiction immediate injunctive relief and obtain a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation.  Nothing shall be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the provisions of this Agreement, including Section 2, which may be pursued by or available to the Company.

9.                                       WAIVER; MODIFICATION.  Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.  This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

10.                                 SEVERABILITY.  In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken.  All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect.  Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

11.                                 INDEMNIFICATION.  The Company shall indemnify and hold Executive harmless for acts and omissions in Executive’s capacity as an officer, director or employee of the Company to the maximum extent permitted under applicable law; provided, however, that neither the Company, nor any of its subsidiaries or affiliates shall indemnify Executive for any losses incurred by Executive as a result of acts described in Section 1(c) of this Agreement.

[The Signature Page Follows]

ACKNOWLEDGED AND AGREED:

Date: February 26, 2010

IAC/InterActiveCorp

/s/ Victor Kaufman
	By:	Victor Kaufman
	Title:	Vice Chairman

/s/ Gregg Winiarski
Gregg Winiarski